                                        Filed Pursuant to Rule 424(b)(3) and (c)
                                            Registration Statement No. 333-61261


          Prospectus Supplement to the Prospectus Dated August 18, 1998

                         MINIMUM OFFERING 140,000 SHARES
                         MAXIMUM OFFERING 200,000 SHARES

                          SHAMAN PHARMACEUTICALS, INC.

                      SERIES C CONVERTIBLE PREFERRED STOCK


     This Prospectus Supplement revises the section entitled "Description of Capital Stock Preferred Stock - Series C Preferred Stock - Voting" of the Shaman Pharmaceuticals, Inc. (the "Company") prospectus dated August 18, 1998 (the "Prospectus"), included as part of the Company's registration statement on Form S-2, registration number 333-61261.

     The section of the Prospectus entitled "Description of Capital Stock - Preferred Stock Series C Preferred Stock - Voting" is hereby amended and restated in its entirety to correct the description of voting rights so that it reads as follows:

     "Voting. The holders of the Series C Preferred Stock are entitled (i) during the first year after the issuance thereof to six votes for every one share of Series C Preferred Stock held; and (ii) thereafter, to one vote for each share of Common Stock into which such share of Series C Preferred Stock is convertible on the record date for the matter to be voted on."

     On December 3, 1998, the Company filed with the Secretary of State for the State of Delaware a Certificate of Correction to the Company's Amended Certificate of Designation of Preferences of Series C Convertible Preferred Stock to correct the description of the voting rights of the Series C Convertible Preferred Stock.

     This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus dated August 18, 1998.





          The date of this Prospectus Supplement is December 4, 1998.